Exhibit 99.1

FOR IMMEDIATE RELEASE

                                        Contact: Sitrick And Company
                                                 Richard Wool 212-573-6100 or
                                                 Anne DeWolfe 310-788-2850


       Shelbourne Properties I, Inc., Shelbourne Properties II, Inc., and
                  Shelbourne Properties III, Inc. Prepay Notes
              Saving Approximately $4 Million in Principal Payments

     New York - May 6, 2002 - Shelbourne Properties I, Inc.(AMEX: HXD), Shelbourne Properties II, Inc. (AMEX: HXE) and Shelbourne Properties III, Inc. (AMEX: HXF), which are diversified real estate investment trusts, announced today that their operating partnerships closed a $75 million secured revolving credit facility with Bayerische Hypo-und Vereinsbank AG, New York Branch, as agent for itself and other lenders. The revolving credit facility has a term of three years and is prepayable in whole or in part.

     The operating partnerships initially borrowed $72.24 million under the revolving credit facility, of which approximately $54.26 million was used to repay notes issued in the principal amount of approximately $58.26 million by the operating partnerships to an affiliate of Presidio Capital Investment Company, LLC, with approximately $530,000 paid in accrued interest. By prepaying the notes prior to their stated maturity dates of August 14, 2002, the operating partnerships saved approximately $4 million in principal payments, and now have available over $17 million in financing proceeds.

     "This is one further step in the ongoing efforts of each company to enhance shareholder value," said Director Donald W. Coons.

     As previously announced, the companies recently hired Lazard Freres & Co. LLC as financial advisors to evaluate strategic alternatives to enhance shareholder value.

     The revolving credit facility is secured by (i) a pledge by the operating partnerships of their ownership interests in subsidiaries that own substantially all of the real properties, and (ii) mortgages on real properties owned directly and indirectly by the operating partnerships.

     Under the revolving credit facility, the companies, the operating partnerships and substantially all of their subsidiaries are required to maintain certain financial ratios and are

                                    - more -

Shelbourne Properties
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restricted from engaging in certain business combinations and equity financings, incurring additional indebtedness, acquiring or selling additional properties and making certain distributions.

     In addition, following a request by HX Investors, L.P. - the largest shareholder of each company and an entity controlled by Michael Ashner - the board of directors of each company waived a provision in the companies' certificates of incorporation as it applies to HX Investors, L.P., that otherwise prohibits a stockholder from beneficially owning more than 8% of common stock of any of the companies. Pursuant to the waiver, HX Investors, L.P. may beneficially own up to 12% of the common stock of each company.

     According to Mr. Coons, "Mr. Ashner's request to own up to 12% of shares in each company indicated that he was interested in purchasing more of the companies' shares."

     Founded in 2000, Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. are diversified real estate investment trusts with holdings in the office, retail and industrial asset sectors. They are successors to Integrated Resources High Equity Partners, Series 85, a California Limited Partnership; High Equity Partners L.P. - Series 86; and High Equity Partners L.P. - Series 88, respectively.

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